Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of ICZOOM Group Inc. on Form S-8 of our report dated December 2, 2022, except for Note 10, as to which the date is December 14, 2022, with respect to our audit of the consolidated financial statements of ICZOOM Group Inc. as of June 30, 2022, and for the year then ended, appearing in the Annual Report on Form 20-F/A of ICZOOM Group Inc. for the year ended June 30, 2023.

We were dismissed as auditors on April 3, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in this registration statement, including for the year ended June 30, 2023 and the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

July 15, 2024